Rider

Item 77 C:  Matters submitted to a vote of security holders

On July 12, 2016, a special joint meeting (the "Meeting") of the shareholders of each of the Allocation Balanced Portfolio, the Allocation Growth Portfolio, the Allocation Moderate Growth Portfolio and the Allocation Moderate Portfolio (each, a "Portfolio"), each, a series of Seasons Series Trust, was held at the offices of SunAmerica Asset Management, LLC, located at Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311-4992, at 10:00 a.m. Eastern Time, to consider a proposal to approve a Plan of Distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, for Class 3 shares of each Portfolio.

The voting results of the Meeting were as follows:

Final Vote:

Allocation Balanced Portfolio
For: 19,116,116.078
Against: 988,319.659
Abstain: 2,514,682.14
Total: 22,619,117.877

Allocation Growth Portfolio
For:  6,245,448.198
Against:  402,270.721
Abstain:  638,580.691
Total:  7,286,299.61

Allocation Moderate Growth Portfolio
For:  36,561,068.98
Against:  1,967,031.127
Abstain:  4,400,282.895
Total:  42,928,383.003

Allocation Moderate Portfolio
For:  24,196,862.597
Against:  653,469.49
Abstain:  2,689,298.516
Total:  27,539,630.603